Best products Co., Inc. P. O. Box 26303, Richmond, VA 23260-6303 804/261-2000





                                  July 12, 1996



Dear Shareholder:


         It is our pleasure to invite you to the Annual Meeting of Shareholders of Best Products Co., Inc. to be held at 11:00 a.m. on August 22, 1996, at the Company's corporate headquarters in Richmond, Virginia. A Notice of this Annual Meeting and a Proxy Statement covering the formal business of the meeting are enclosed, along with the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 1996. During the meeting, time will be provided for a review of results for the past year and items of general interest about the Company.

         It is important that your shares be represented at the meeting whether or not you expect to attend; therefore, please promptly mark, sign, date and return the proxy card in the accompanying postage-paid envelope. Even though you execute this proxy, you may revoke it at any time before it is voted. If you attend the meeting, you will be able to vote in person if you wish to do so, even if you have previously returned your proxy card.

         We look forward to seeing you at the Annual Meeting.

                                    Sincerely,



                                    Daniel H. Levy
                                    Chairman and
                                      Chief Executive Officer



                                                                     BEST Logo

                             BEST PRODUCTS CO., INC.



                    Notice of Annual Meeting of Shareholders
                          to be held on August 22, 1996



To Our Shareholders:

         The Annual Meeting of Shareholders of Best Products Co., Inc. (the "Company") will be held at the Company's corporate headquarters, 1400 Best Plaza, Richmond, Virginia on August 22, 1996 at 11:00 a.m., for the purpose of considering and acting upon the following matters:

    1.  To elect a Board of Directors consisting of seven persons; and

    2.  To transact such other business as may properly come before the meeting.

         The above matters are described in the Proxy Statement. You are urged, after reading the Proxy Statement, to mark, sign, date and return the proxy to assure that your shares are represented at the meeting.

         Only shareholders of record at the close of business on July 5, 1996 will be entitled to vote at the meeting, either in person or by proxy.


                                 By Order of the Board of Directors



                                 W. Edward Clingman, Jr.
                                 Senior Vice President, General Counsel
                                    and Secretary


July 12, 1996

                             BEST PRODUCTS CO., INC.

                                 PROXY STATEMENT


                               GENERAL INFORMATION

         This Proxy Statement, which is being mailed to shareholders on or about July 12, 1996, is furnished in connection with the solicitation by the Board of Directors of Best Products Co., Inc. ("Best Products" or the "Company") of proxies in the form accompanying this Proxy Statement to be voted at the Annual Meeting of Shareholders to be held at 11:00 a.m. on August 22, 1996, at the Company's corporate headquarters, 1400 Best Plaza, Richmond, Virginia 23227, and any adjournment thereof.

         On July 5, 1996 there were 31,019,969 shares of common stock, par value $1.00 per share ("Common Stock"), outstanding and entitled to vote. Only shareholders of record of Common Stock at the close of business on July 5, 1996 will be entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof. Each share of Common Stock is entitled to one vote on each matter presented to the shareholders. The Common Stock represented by each properly executed proxy will be voted in the manner specified by the shareholder. If no specific instruction is received, a proxy, when executed and not revoked, will be voted FOR election as directors of the nominees named herein. Execution of the accompanying proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by submitting written notice of revocation or a new proxy.

                                    PROPOSAL
                              ELECTION OF DIRECTORS

         Seven directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. The persons named on the enclosed proxy will vote FOR the election of the nominees named below unless the proxy specifies otherwise. If, at the time of the meeting, any nominee should be unable to serve as a director, such proxies will be voted for the remaining nominees and such other person(s) as the Board of Directors may designate. A shareholder who desires to nominate a director for election at any future meeting must comply with the procedures set forth in the Company's Bylaws. See "ADDITIONAL INFORMATION -- Other Shareholder Proposals and Nominations."

         All of the nominees named below except for Messrs. Northam and O'Connell are currently serving as directors and each of the nominees has agreed to serve if elected. As of the date of this Proxy Statement, the Board of Directors has no reason to believe any of the nominees named below will be unable to serve. There are no family relationships among any of these nominees or among any of these nominees and any officer.

         Certain information regarding each nominee is set forth below.

                                       1



Daniel H. Levy, 53, was named Chairman and Chief Executive Officer of the Company in April 1996. Mr. Levy was Chairman and Chief Executive Officer of KidSource, a former retailer of products for children, from April 1995 to December 1995. Mr. Levy is a principal in LBK Consulting, a retail consulting firm. In that capacity he has provided consulting services to various retail companies, including Dots Apparel Co. and Chernin Shoes, since January 1994. Mr. Levy served as Chairman and Chief Executive Officer of Conran Stores, Inc., a retail furniture chain, from June 1993 to January 1994. Conran Stores, Inc. filed a petition under chapter 11 of the Bankruptcy Code in January 1994. Prior to June 1993, Mr. Levy served as Vice Chairman and Chief Operating Officer of Montgomery Ward & Co., Inc., a specialty retail store chain.

Donald D. Bennett, 59, is Chairman and Chief Executive Officer of Richfood Holdings, Inc., a wholesale grocery distributor based in Richmond, Virginia. Mr. Bennett is a director of Richfood Holdings, Inc. Mr. Bennett has been a director of the Company since June 1994 and is a member of the Board's Compensation Committee and Nominating Committee.

Margaret A. McKenna, 50, has served as President of Lesley College in Cambridge, Massachusetts since August 1985. Prior to becoming President of Lesley College, Ms. McKenna served as Vice President of Radcliffe College from 1981 to 1985, as Deputy Undersecretary of the United States Department of Education and Deputy Counsel to the President of the United States from 1977 to 1981 and as a trial attorney for the United States Department of Justice from 1970 to 1977. Ms. McKenna is a director of Stride Rite Corp. and Consolidated Natural Gas Co. Ms. McKenna has been a director of the Company since June 1994 and is a member of the Board's Compensation Committee and Nominating Committee.

Robert E. Northam, 66, served as Executive Vice President and Chief Financial Officer of J.C. Penney Company, Inc., a department store, catalog and mail-order retailing chain based in Plano, Texas, until his retirement in February 1996. Prior to joining J.C. Penney Company, Inc. in 1975, Mr. Northam was a partner of KPMG Peat Marwick LLP. He is a director of AK Steel Holding Corporation.

Robert A. O'Connell, 55, has since January 1995 been President, Chief Executive Officer and a part owner of Take Good Care Stores Inc., a healthcare specialty company located in Clarke, New Jersey. From 1991 to October 1994 he served as Chairman and Chief Executive Officer of Hess's Department Stores, Inc., a retail department store chain based in Allentown, Pennsylvania, and then a division of Crown American Corporation.

Denis J. Taura, 56, has been the Chairman of D. Taura & Associates, a consulting firm, in Princeton, New Jersey since October 1991 and a principal in Zolfo Cooper LLC, a management consulting firm in New York, New York since January 1995. Mr. Taura was a partner of KPMG Peat Marwick LLP from 1972 to 1991. Mr. Taura is a director of Darling International Inc. and Geonex Corporation. Mr. Taura has been a director of the Company since June 1994 and is a member of the Board's Compensation Committee and Nominating Committee.

Marshall B. Wishnack, 49, has been Chairman since April 1996 and Chief Executive Officer since July 1992 of Wheat First Butcher Singer Inc., an investment banking and brokerage company based in Richmond, Virginia. Mr. Wishnack was also President of Wheat First Butcher Singer Inc. prior to April 1996. Mr. Wishnack is a director of Lawyer's Title Insurance Corporation and S&K Famous Brands, Inc. Mr. Wishnack has been a director of the Company since June 1994 and is a member of the Board's Audit Committee.


                                       2




                       CERTAIN INFORMATION CONCERNING THE
                      BOARD OF DIRECTORS AND ITS COMMITTEES

Committees of the Board

         The  Board  of  Directors  has  established  the  standing   committees
described below.

         The Audit Committee consists of three directors, none of whom are officers of the Company. The Committee's principal functions are to review the adequacy of internal financial controls, review with independent auditors the scope and results of the annual audit and recommend to the Board of Directors the selection of the independent auditors.

         The Compensation Committee consists of three directors, none of whom are officers of the Company. The Compensation Committee's principal functions are to establish compensation philosophy, review and approve management compensation and benefits and administer the stock option plans and Stock Purchase Loan Plan.

         The Nominating Committee consists of three directors, none of whom are officers of the Company. The Nominating Committee recommends to the Board of Directors the names of persons to be nominated for election as directors. The Committee will consider recommendations by shareholders as to nominees for directors. Such recommendations should be submitted in writing addressed to the Corporate Secretary at the Company's principal office (1400 Best Plaza, Richmond, Virginia 23227).

Attendance at Meetings

         During the fiscal year ended February 3, 1996, the Board of Directors held 12 meetings, the Audit Committee held two meetings and the Compensation Committee held 13 meetings. During his or her term of office, each current director of the Company attended at least 75 percent of the meetings of the Board of Directors and the committees on which he or she served.

Directors' Compensation

         Compensation for members of the Board of Directors who are not associates of the Company consists of (i) a $24,000 annual retainer, (ii) a $1,500 per meeting fee for attendance in person or a $750 per meeting fee for telephonic attendance, (iii) a $500 committee meeting fee for committee meetings occurring the day before, the day of or the day after a Board of Directors meeting, and (iv) a $1,000 meeting fee for all other committee meetings ($500 for telephonic attendance). The Company reimburses such outside directors for any reasonable travel expenses incurred in attending Board of Directors and committee meetings. Any director who is an associate of the Company receives no compensation for service on the Board of Directors or its committees.

         Pursuant to the Company's 1995 Management Stock Option Plan, each present non-employee member of the Board of Directors received an initial grant of options covering 5,000 shares of Common Stock effective upon approval of the plan at the 1995 Annual Meeting of Shareholders. Each future non-employee member of the Board of Directors will receive a similar initial grant upon first being elected as a director. Thereafter, each such outside director will receive an additional grant of options covering 1,000 shares upon being re-elected to the Board of Directors. The options will become exercisable in 25% increments on the day before each of the four annual meetings of shareholders held after the date of the award. Upon a change of control, all outstanding options immediately vest and become exercisable. Options may not be exercised after the first to occur of
(i) ten years  from the date of grant,  (ii)  three  months  after the  director ceases  to be a  member  of the  Board  of  Directors  (other  than by  death or disability or after attaining age 65), or (iii) two years after the director ceases to be a member of the Board of Directors due to death or disability or after attaining age 65 or if the director dies after ceasing to be a member of the Board of Directors but while the options are still exercisable.


                                       3


Notwithstanding the foregoing, upon the occurrence of a change of control, all outstanding options held by persons who at the time are outside directors (or who ceased to be members of the Board of Directors within three months prior to the change of control other than due to death or disability) will be exercisable for the longer of (x) the period determined in accordance with the preceding sentence or (y) five years after the outside director ceases to be a member of the Board of Directors, provided that no option may be exercised more than ten years from the date of grant. For purposes of the 1995 Management Stock Option Plan, "change of control" has the same meaning as in the Stock Purchase Loan Plan. See "EXECUTIVE COMPENSATION -- Stock Purchase Loan Plan."


                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         To the best knowledge of the Company, the following table sets forth certain information concerning the beneficial ownership as of June 24, 1996 of Common Stock by (a) each executive officer named in the Summary Compensation Table, each member of the Board of Directors and each nominee for election to the Board of Directors, (b) all current executive officers, members of the Board of Directors and nominees as a group and (c) each shareholder known by the Company to own beneficially in excess of five percent of the Common Stock. Except as otherwise indicated, to the best knowledge of the Company all persons listed below have sole voting and investment power with respect to the shares shown as being beneficially owned by them, except to the extent that authority is shared by spouses under applicable law. As indicated below, information with respect to five percent shareholders is based on the most recent filings made by such persons pursuant to Sections 13(d) or (g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").


                                                          Number of Shares                    Percentage
             Name                                        Beneficially Owned                  of Class (1)
             ----                                        ------------------                  ------------
Named Executive Officers

  Stewart M. Kasen(2)                                            0                                --

  C. John Kistel, Jr.                                       27,268(3)(4)                          *

  Frederick G. Kraegel                                       63,661(3)                            *

  Joe Bernstein                                              36,470(3)                            *

  Mark E. James                                              13,465(3)                            *


Directors and Nominees


  Daniel H. Levy                                             383,000(3)(5)                        1.2%

  Donald D. Bennett                                            2,250(6)                           *

  William C. DeRusha                                           2,250(6)                           *

  John C. Jamison                                              6,250(6)                           *

  Margaret A. McKenna                                          3,250(6)                           *

  Robert E. Northam                                              0                                --

  Robert A. O'Connell                                            0                                --

  Denis J. Taura                                               10,250(6)(7)                       *

  Marshall B. Wishnack                                          6,250(6)(8)                       *


All current executive officers, directors
 and nominees as a group (16 persons)                         694,020(3)(9)                       2.2%


                                       4


                                                          Number of Shares                    Percentage
             Name                                        Beneficially Owned                  of Class (1)
             ----                                        ------------------                  ------------
Beneficial Owners of More than 5%


  Chemical Bank                                            10,553,273(10)                       32.7%
  270 Park Avenue
  New York, New York 10017


  Pioneering Management Corporation                        3,075,100(11)                         9.8%
  60 State Street
  Boston, Massachusetts 02109


  Metropolitan Life Insurance Company                      2,650,359(12)                         8.3%
  1 Madison Avenue
  New York, New York 10017


  The Prudential Insurance Company                         2,226,169(13)                         7.1%
   of America
  Prudential Plaza
  Newark, New Jersey 07102


         * Less than one percent of the Common Stock.

   (1) Based on the minimum total number of shares of Common Stock required to be issued pursuant to the Company's Joint Plan of Reorganization (the "Plan of Reorganization"), less the number of shares which have reverted to or been reacquired by the Company, and including, in the case of Chemical Bank and Metropolitan Life Insurance Company, the number of shares issuable upon exercise of their respective warrants. The Plan of Reorganization (pursuant to which the Company emerged on June 14, 1994 (the "Plan Effective Date") under chapter 11 of title 11 the United States Code (the "Bankruptcy Code")) requires the Company to issue an aggregate of 31,660,711 shares of Common Stock (excluding 2,333,395 shares issuable pursuant to outstanding warrants), assuming the allowed amount of all claims filed against the Company by its general unsecured creditors (excluding bank debt, industrial development bond claims, priority tax claims and subordinated debt, which were treated as separate classes under the Plan of Reorganization) will not exceed $341.5 million, the Company's current estimate of the total amount needed to settle such claims. As of July 5, 1996, the Company had issued a total of 31,338,351 shares of Common Stock pursuant to the Plan of Reorganization, including 318,382 shares which have reverted to or been reacquired by the Company, leaving
         31,019,969 shares outstanding. Additional shares are to be issued pursuant to the Plan of Reorganization over time.

   (2)   Mr. Kasen left the Company effective April 23, 1996.

   (3) Does not include shares subject to options which have been granted members of management but which are not exercisable within 60 days, including Messrs. Levy (375,000), Kistel (96,000), Kraegel (96,000), Bernstein (96,000) and James (64,000), as well as 160,000 shares subject to options held by the other executive officers, in each case pursuant to the Company's 1994 Management Stock Option Plan and/or the 1995 Management Stock Option Plan.


                                       5


   (4) Includes 21,471 shares held by Mr. Kistel's wife as to which Mr. Kistel may be deemed to share voting and investment power.

   (5) Includes 375,000 shares that may be acquired within 60 days through the exercise of stock options.

   (6) Includes 1,250 shares that may be acquired through the exercise of stock options which vest on the day prior to the 1996 Annual Meeting of Shareholders.

   (7) Includes 2,000 shares held by Mr. Taura's wife as to which Mr. Taura may be deemed to share voting and investment power. Mr. Taura disclaims beneficial ownership of such shares.

   (8) Includes 5,000 shares held in trust for Mr. Wishnack's children. Mr. Wishnack and his wife are co-trustees of the trust and share voting and investment power with respect to such shares.

   (9) Includes beneficial ownership of 80,430 shares held in trust or by or in the name of a family member as to which voting and investment power may be deemed to be shared by the executive officer or director. Such beneficial ownership may be disclaimed by certain of such persons. Also includes 382,500 shares that may be acquired within 60 days through the exercise of stock options.

   (10) Based on information provided in a Schedule 13G dated January 6, 1995. Includes 910,225 shares which may be acquired upon the exercise of warrants on or before December 12, 1998. Chemical Bank is a subsidiary of The Chase Manhattan Corporation.

   (11) Based on information provided in a Schedule 13G dated January 3, 1996. Investment power is shared with others with respect to all shares.

   (12) Based on information provided in a Schedule 13G dated February 9, 1995. Includes 750,359 shares which may be acquired upon the exercise of warrants on or before December 12, 1998.

   (13) Based on information provided as of December 31, 1995 in a Schedule 13G dated February 14, 1996. Includes 1,235,969 shares with respect to which voting and investment power is shared with others.

           Significant Shareholder. As of the date of the above information, Chemical Bank held 9,643,048 shares of Common Stock representing approximately 31.1% of the 31,019,969 shares of Common Stock outstanding. As of such date, Chemical Bank also held warrants, exercisable for an additional 910,225 shares of Common Stock, exercise of which would increase Chemical Bank's ownership percentage to 33.1% of 31,930,194 shares. Several other institutions hold more than 5% of the Common Stock, based on the most recent information available to the Company, as shown above. If several holders of significant numbers of shares of Common Stock were to act together for purposes of voting their shares, such holders might be in a position to control the outcome of actions requiring shareholder approval, including the election of directors. This concentration of ownership could also facilitate or hinder any change of control of the Company.

           In addition, Chemical Bank has certain rights not available to other holders of the Common Stock under the registration rights agreements and shareholder agreement negotiated by the Company with Chemical Bank in connection with the resolution and consummation of the Chapter 11 Case. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."


                                       6



                            EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth the cash and non-cash compensation earned by the former Chairman, President and Chief Executive Officer and the four other most highly compensated executive officers of the Company for the fiscal years ended February 3, 1996 ("fiscal 1995"), January 28, 1995 ("fiscal 1994") and January 29, 1994 ("fiscal 1993"):

                           Summary Compensation Table



                                                                                      Long-Term
                                                                                    Compensation
                                                            Annual                  -------------
                                                         Compensation                Securities           All Other
                                      Fiscal         --------------------            Underlying         Compensation
    Name and Principal Position        Year          Salary ($) Bonus ($)            Options (#)           ($)(2)
    ---------------------------        ----          ---------- ---------            -----------        ------------
Stewart M. Kasen(1)  formerly          1995            581,740       0                    0               1,427,447
Chairman, President and Chief          1994            555,242    150,000                 0                 3,195
Executive Officer                      1993            530,142    140,445            317,000(3)              840

C. John Kistel, Jr.                    1995            273,611       0                    0                 5,915
Senior Vice President -                1994            254,477     52,200                 0                  977
Home Furnishings                       1993            242,742     52,433              96,000                731

Frederick G. Kraegel                   1995            252,442       0                    0                15,276
Senior Vice President                  1994            230,281     46,800                 0                 1,711
and Chief Financial Officer            1993            217,793     46,191              96,000                655

Joe Bernstein                          1995            228,052       0                    0                 7,206
Senior Vice President -                1994            215,737     44,400                 0                  855
Jewelry                                1993            210,287     43,694              96,000                622

Mark E. James                          1995            223,005       0                    0                 3,780
Senior Vice President -                1994            210,360     43,200                 0                  838
Marketing and Advertising              1993            202,176     43,694              64,000                591

- ------------------------------

   (1) Mr. Kasen served as Chairman, President and Chief Executive Officer of the Company until April 23, 1996. The Company and Mr. Kasen entered into a Severance Agreement, Waiver and Release, dated as of February 2, 1996 (the "Severance Agreement"), setting forth the terms under which Mr. Kasen's employment with the Company would terminate. Following the end of fiscal 1995 and pursuant to the terms of the Severance
         Agreement, Mr. Kasen became entitled to certain additional payments from the Company not shown in the above table. See "-- Employment and Other Agreements."

   (2) Amounts shown for fiscal 1995 include the amount of additional interest that would have accrued on loans made pursuant to the Stock Purchase


                                       7


         Loan Plan had the interest rates on such loans been equal to 120% of the applicable federal long-term rate, with compounding, at the time the loans were made (a rate presumed for certain purposes under Securities and Exchange Commission regulations to be a maximum market rate), as follows: Mr. Kasen, $46,030; Mr. Kistel, $5,075; Mr. Kraegel,
         $14,436; Mr. Bernstein, $6,438; and Mr. James, $3,029. The remainder of the amounts shown for fiscal 1995 reflects (i) the dollar value of premiums paid by the Company with respect to term life insurance for the benefit of each named executive officer and (ii) in the case of Mr.
         Kasen, and pursuant to the terms of the Severance Agreement, a reduction of $774,520 in the amount of principal and accrued interest outstanding under his loans under the Stock Purchase Loan Plan and a payment of $606,057 representing the estimated tax liability to Mr.
         Kasen arising from the reduction in his loans (see "-- Employment and Other Agreements").

   (3) All of Mr. Kasen's options were forfeited as of February 2, 1996 pursuant to the terms of the Severance Agreement.

                              Stock Option Holdings

         The following table provides certain information concerning stock options previously granted to the persons named in the Summary Compensation
Table.

                 Aggregated Option Exercises in Last Fiscal Year
                            and FY-End Option Values

                                                                  Number of Securities               Value of Unexercised
                                                                 Underlying Unexercised              In-the-Money Options
                                 Shares         Value              Options at FY-End                       at FY-End
                              Acquired on      Realized        -------------------------          -------------------------
           Name               Exercise (#)        ($)          Exercisable Unexercisable          Exercisable Unexercisable
           ----               ------------     --------        ----------- -------------          ----------- -------------
Stewart M. Kasen                   0              --                 0           0                     --          --

C. John Kistel, Jr.                0              --                 0         96,000                  --          --

Frederick G. Kraegel               0              --                 0         96,000                  --          --

Joe Bernstein                      0              --                 0         96,000                  --          --

Mark E. James                      0              --                 0         64,000                  --          --

Stock Purchase Loan Plan

         In January 1995, the Board of Directors adopted the Stock Purchase Loan Plan under which the Compensation Committee may approve loans to officers and other key associates of the Company for the purpose of acquiring or continuing to hold shares of the Company's Common Stock. The plan is intended to attract and retain key associates. As of June 24, 1996, loans with an aggregate principal amount of approximately $3,180,000, plus accrued interest, were outstanding.

         Each outstanding loan has a term of 10 years but generally becomes due and payable up to one year following a termination of the participant's employment. The Company has granted extensions for up to two years on the due dates of loans for four associates, including one former executive officer, whose employment has terminated. A loan may be prepaid without penalty at any time and is subject to mandatory repayments beginning in 1999 in amounts equal to a specified percentage of the participant's annual cash bonuses, if any. The loans bear simple interest, due upon maturity, at a rate initially determined by a formula based on the rate of return on the Company's invested funds. In the event the participant transfers or pledges any of the shares originally acquired or held with loan proceeds (the "Original Shares"), the interest rate on the


                                       8


participant's loan immediately increases to a rate determined by a formula based on the applicable federal long-term rate. No interest rate increase will result from certain types of transfers, such as those to family members for tax or estate planning purposes.

         Upon the occurrence of a change of control (i) no further interest on a participant's loan will accrue, (ii) all or a portion of the interest accrued or paid prior to the change of control will be forgiven or repaid to the participant based on the percentage of Original Shares still held by the participant at the time of the change of control or, if earlier, the termination of the participant's employment (the "Retained Shares") and (iii) if the fair market value of the Retained Shares is less than the original purchase price of those shares, the difference will be applied to reduce the loan principal or, if already paid, repaid to the participant. These change of control provisions apply only if the participant is still employed by the Company at the time the change of control occurs or the participant's employment was terminated within two years prior to the change of control due to death, disability, normal retirement or a termination by the Company without cause. The plan provides that any income, excise or employment tax liability arising from payments to participants or the forgiveness of loan principal or interest as a result of a change of control will be paid by the Company. The Company will also pay any tax liability associated with the Company's payments of the participants' taxes. For purposes of the plan, a "change of control" occurs when (i) there is a change in the composition of a majority of the Board of Directors when compared with those who are currently serving and any new members whose election or nomination is approved by a majority of the current directors (including directors previously so approved), (ii) the shareholders approve a reorganization, merger or consolidation which results in the shareholders of the Company immediately prior to such transaction owning less than a majority of the outstanding stock or voting power of the corporation resulting from such transaction, (iii) the shareholders approve the liquidation or dissolution of the Company, (iv) the shareholders approve the sale or other disposition of 50% or more of the Company's consolidated assets or earning power, or (v) any person or entity (other than Chemical Bank) becomes the beneficial owner of 20% or more of the outstanding shares of Common Stock (except that a transfer by Chemical Bank of shares representing 20% or more of such outstanding shares will not constitute a "change of control" unless the transferee is a competitor of the Company).

         The following table shows, for each executive officer, the number of shares of Common Stock acquired or held with the proceeds of loans under the plan, the interest rate charged and the aggregate amount of all loan principal and accrued interest outstanding as of June 24, 1996:

                                              Number of                  Current            Loan Principal and
             Name                          Purchased Shares         Interest Rate (%)       Accrued Interest ($)
             ----                          ----------------         -----------------       --------------------
Stewart M. Kasen (1)                           233,530                      --                          --

C. John Kistel, Jr.                             27,268                     6.26                     205,433

Frederick G. Kraegel                            63,661                     6.26                     515,370

Joe Bernstein                                   36,470                     6.26                     270,120

Mark E. James                                   13,465                     6.26                     108,401

W. Edward Clingman, Jr.                         51,959                     6.26                     392,754

Sharyn P. Hunt                                  15,494                     6.26                     110,145

Wayne T. Tennent                                49,475                     6.26                     375,288

J. Stuart Newton (2)                            22,728                      --                          --

- ------------------------------

   (1) Pursuant to the terms of Mr. Kasen's Severance Agreement with the Company, the Company purchased all 233,530 shares held by Mr. Kasen under the plan effective February 2, 1996 with the purchase price being

                                       9


         paid through the cancellation of outstanding principal and accrued interest under the loans. The remaining amount of outstanding principal and accrued interest was also eliminated pursuant to the terms of the Severance Agreement. The largest aggregate amount of principal and accrued interest outstanding under Mr. Kasen's loans was $1,752,427. See "-Employment and Other Agreements."

   (2) Mr. Newton left the Company in November 1995, and was granted an extension for repayment of the loans. The largest aggregate amount of principal and accrued interest outstanding under Mr. Newton's loans was $175,463. Mr. Newton has repaid the loans in full.

Pension and Retirement Plans

         The Company maintains a tax-qualified pension plan (the "Pension Plan") which covers substantially all full-time employees who meet certain minimum service requirements. In February 1995, the Company adopted the Best Products Co., Inc. Executive Retirement Plan (the "Executive Retirement Plan"), a
nontax-qualified, supplemental retirement plan which provides retirement benefits for eligible management associates, including all but one of the executive officers, who meet certain minimum service requirements.

         Under the Pension Plan, covered compensation is limited to basic annual earnings and specifically excludes bonuses, overtime pay, benefit allowances and Company contributions under the Pension Plan and any other plan of deferred compensation. Annual benefits under the Pension Plan are currently equal to the sum of the following: (i) the product of the participant's final average earnings (the average of the participant's highest five consecutive years of covered compensation within the latest ten-year period) multiplied by the sum of
(A) 0.75% times the number of years of service (up to ten years) and (B) one percent times the number of years of service in excess of 10, plus (ii) the product of 0.25% multiplied by the number of years of service and multiplied again by the participant's Final Average Earnings in excess of the Career Average Social Security Wage Base (the average of the taxable Social Security wage bases during a participant's work lifetime, up to 35 years). Generally, no benefits vest under the Pension Plan until the participant has at least five years of credited service.


                 Approximate Annual Pension Benefit at Age 65(1)


                                                           Years of Service
                            -----------------------------------------------------------------------------------
   Final Average
      Earnings
                                10              15                 20                 25                 30
                            ----------      -----------        ---------          ---------          ----------
        $150,000              $13,650         $22,350           $ 31,050           $ 39,750           $ 48,450

         200,000               18,650          30,475             42,300             54,125             65,950

         300,000               28,650          46,726             64,800             82,875            100,950

         400,000               38,650          62,975             87,300            111,625            120,000

         500,000               48,650          79,225            109,800            120,000            120,000

         600,000               58,650          95,475            120,000            120,000            120,000

         700,000               68,650         111,726            120,000            120,000            120,000

         800,000               78,650         120,000            120,000            120,000            120,000

- ---------------------------

   (1) Under Internal Revenue Service regulations, the maximum amount of annual compensation which can be taken into account is $150,000 and the maximum annual benefit which may be paid to any retiree from the


                                       10


         Pension Plan is $120,000. These limitations are subject to cost of living adjustments by the Internal Revenue Service. The pension benefits shown in the table have been calculated without regard to the annual compensation limitation but subject to the limit on annual benefits.

         Under the Executive Retirement Plan, covered compensation consists of all cash compensation, including salary, bonuses and benefit allowances, but excludes Company contributions under the Pension Plan and any other plan of deferred compensation. The maximum annual retirement benefit under the Executive Retirement Plan, generally earned at age 65 with 20 years of service, is 45% of the final average earnings (the average of the participant's highest five consecutive years of covered compensation within the latest ten-year period) reduced by the sum of Social Security benefits, benefits under the Pension Plan, and the actuarial equivalent of the participant's share of Company contributions under the Employee Savings/Stock Ownership Plan. The maximum annual benefit percentage is reduced by one percentage point for each year of service less than 20 years and by one percentage point for each year of age less than 65. Generally, no benefits vest under the Executive Retirement Plan until the participant has at least ten years of credited service. If a participant completes 10 years of service and terminates before age 55, or if the participant dies or becomes disabled before completing 10 years of service, an actuarially reduced benefit is paid. With respect to the Company's chief executive officer, the full retirement benefit is earned at age 65 with 12 years of service, rather than 20 years, and the CEO will be credited with an additional eight years of service upon the first to occur of (i) April 23, 1999,
(ii) the CEO's death or disability and (iii) a change of control of the Company. In the event of a change of control, (i) benefits will be payable immediately and will be determined based on the greater of the participant's actual age or age 55 and the greater of the participant's actual years of service or 10 years of service, and (ii) the Company will pay the participant an amount equal to the participant's excise tax liability on the benefits as well as any additional excise, income or health insurance taxes for which the participant is liable by reason of the Company's payment of such taxes. For purposes of calculating a participant's benefits in the event of a change of control, "final average earnings" will be equal to the greater of (i) the participant's annualized salary at the highest rate in effect during the six months preceding the change of control plus the participant's target bonus percentage of such amount and
(ii) the five year average described above. For purposes of the Executive Retirement Plan, "change of control" has the same meaning as in the Stock Purchase Loan Plan except that the term also includes a termination or modification of the plan in contemplation of a change of control. See "-Stock Purchase Loan Plan."

         The following table shows estimated annual benefits payable upon retirement at age 65 to executive officers participating in the Executive Retirement Plan at the specified levels of earnings and years of service. The amounts shown are before reduction for amounts payable under the Pension Plan (shown in the previous table) and other deductions described below.

                 Approximate Annual Retirement Benefit at Age 65
                                                                      Years of Service
                           Final Average             -----------------------------------------------
                              Earnings                    10                 15               20
                           -------------             -------------       ----------      -----------
                           $ 200,000                    $ 70,000          $ 80,000         $ 90,000
                             300,000                     105,000           120,000          135,000
                             400,000                     140,000           160,000          180,000
                             500,000                     175,000           200,000          225,000
                             600,000                     210,000           240,000          270,000
                             700,000                     245,000           280,000          315,000
                             800,000                     280,000           320,000          360,000
                             900,000                     315,000           360,000          405,000
                           1,000,000                     350,000           400,000          450,000

         Under the Executive Retirement Plan, the amount of covered compensation for fiscal 1995 for each of the participating executive officers named in the


                                       11


Summary Compensation Table is not materially different from the amounts disclosed in the salary and bonus columns of such table. The number of years of credited service for each such executive officer is as follows: Mr. Kistel, four years; Mr. Kraegel, five years; and Mr. James, four years. Messrs. Kasen and Bernstein are not covered by the Executive Retirement Plan but are eligible to receive benefits under the Pension Plan. For purposes of the Pension Plan the covered compensation for fiscal 1995 for Messrs. Kasen and Bernstein is capped at $150,000 pursuant to the Internal Revenue Service regulations mentioned above, and their number of years of credited service are six and four, respectively. The amounts shown in the above tables are computed as if paid on the basis of a straight life annuity. Benefits under the Executive Retirement Plan are subject to reduction for Social Security benefits, benefits under the Pension Plan and the actuarial equivalent of the participant's share of Company contributions under the Employee Savings/Stock Ownership Plan. Benefits under the Pension Plan are not subject to reduction for Social Security benefits or other offset amounts.

Report of the Compensation Committee

         The Compensation Committee of the Board of Directors establishes the Company's philosophy and objectives for management compensation. Its responsibilities include setting compensation for all officers other than the Chief Executive Officer and making recommendations for final action to the Board of Directors with respect to the Chief Executive Officer's compensation and the design, implementation and modification of incentive and other compensation programs. The Compensation Committee administers certain of these programs, including the 1994 Management Stock Option Plan, the 1995 Management Stock Option Plan and the Stock Purchase Loan Plan.

         The Company's overall objective is to offer a management compensation package that enables the Company to attract and retain high quality associates, provides appropriate incentives and rewards for achieving Company and individual performance objectives, and creates a strong focus on long-term performance to enhance shareholder value. To this end, the Compensation Committee pursues strategies which will support the Company's success by tying rewards to the achievement of annual profit objectives and result in above average total cash compensation if the Company's profit objectives are exceeded, make a significant portion of total compensation dependent directly on appreciation in the Common Stock and facilitate management's accumulation of ownership in the Company.
         The current members of the Board of Directors (including the members of the Compensation Committee) other than Daniel H. Levy assumed office on June 14, 1994. Shortly after assuming office, the Compensation Committee authorized the engagement of independent consultants to conduct a study of the Company's management compensation levels and programs and to make recommendations as to existing or new programs that would further the Company's compensation philosophy and objectives.

         As a result of the consultants' study, the Compensation Committee recommended to the Board of Directors the adoption of the Stock Purchase Loan Plan and the 1995 Management Stock Option Plan. The Compensation Committee believes these plans promote stock ownership by management and permit an appropriate portion of management's future compensation to be tied to stock price performance, thus more closely aligning the interests of management and the shareholders. Based on the consultants' advice, the Compensation Committee also recommended to the Board of Directors the adoption of a more competitive retirement plan, the Executive Retirement Plan, which the Compensation Committee believes will better serve to attract and retain highly qualified executives.
Upon the recommendation of the Compensation Committee, the Board of Directors recently changed the Executive Retirement Plan to reduce the amount of benefits payable under certain circumstances.

         For fiscal 1995, the executive compensation package consisted principally of base salary, an annual incentive bonus and an opportunity to participate in the Stock Purchase Loan Plan. In making base salary decisions for fiscal 1995, the Compensation Committee's goal was to compensate the executive officers at competitive levels, subject to adjustments to reflect individual responsibilities and performance. To a lesser extent, the Compensation Committee also took into consideration the Company's favorable performance in fiscal 1994, measured principally by the Company's earnings before interest, income taxes, depreciation and amortization ("EBITDA"). The consultants' study included a


                                       12


broad-based market analysis of salary levels at other retail companies of similar size to the Company. The Compensation Committee compared the fiscal 1994 salaries of the Company's executive officers (which in most cases were established prior to the Compensation Committee members' assuming office) to the median salaries reflected in the market analysis for comparable positions. The fiscal 1994 salary levels for the Company's executive officers averaged approximately 5% above the median salaries. Based on the foregoing, the Compensation Committee approved in the early part of fiscal 1995 average salary increases of 3% for all executive officers, except two officers whose salaries were below the median levels for their positions and who received salary increases of between 5% and 8%.

         In view of the Company's poor performance in fiscal 1995, the Compensation Committee has not approved any increases in the base salaries for executive officers for fiscal 1996, except for one officer who became an executive officer by promotion and had an increase in the level of his responsibilities.

         All officers participate in the annual incentive bonus program in accordance with the terms of their respective employment agreements. See "--
Employment and Other Agreements." The bonus program is designed to motivate officers and other key associates to achieve the Company's short-term financial goals. The amount of bonus payable for fiscal 1995 was dependent upon the degree to which the Company's EBITDA met the performance targeted in the annual business plan approved by the Board of Directors for such year. Because the Company's performance for fiscal 1995 fell below the threshold level, no bonuses were paid for fiscal 1995.

         Pursuant to the Stock Purchase Loan Plan, the Compensation Committee authorized an aggregate of $5 million in loans to be made by the Company in 1995 to the executive officers and other key management associates for the purpose of acquiring or holding shares of the Company's Common Stock. Management borrowed the full amount authorized under the 1995 loan program resulting in an aggregate holding of 716,983 shares pursuant to the plan. The Stock Purchase Loan Plan provides for limits on the aggregate principal amount of loans outstanding to an individual participant, ranging from 300% of salary for the CEO to 50% of salary for associates below the officer level. See "-- Stock Purchase Loan Plan."

         Based on the factors previously discussed, the Compensation Committee recommended to the Board of Directors a 4% increase in base salary for Stewart
M. Kasen, the Company's CEO at that time, with the understanding that Mr. Kasen's base salary would next be reviewed in fiscal 1997. Because the Company's minimum performance goals were not met during fiscal 1995, Mr. Kasen did not receive a bonus for such year under the annual incentive bonus program. Mr. Kasen borrowed the full amount permitted under the Stock Purchase Loan Plan for the purpose of acquiring and holding shares of the Company's Common Stock. Mr. Kasen left the Company on April 23, 1996. On February 2, 1996, the Board of Directors and Mr. Kasen agreed to initiate a search for Mr. Kasen's successor and also agreed on the terms of his severance, as reflected in the Severance Agreement. Pursuant to the terms of the Severance Agreement, the Company purchased all 233,530 shares of Common Stock which Mr. Kasen held under the Stock Purchase Loan Plan, with the purchase price being paid through the reduction of principal and interest under the loans, and the balance of the loans was eliminated. See "-- Employment and Other Agreements."


         Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount of annual compensation that will be deductible by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance-based compensation that meets certain requirements will not be subject to this deductibility limit. The Company designed the 1995 Management Stock Option Plan with the intention of making this plan meet the requirements for performance-based compensation. It is currently the Company's intention to seek to qualify future performance-based compensation programs for this exclusion from the Section 162(m) limitation to the extent doing so is not inconsistent with the Company's objectives for management compensation.

                                        Compensation Committee

                                        Donald D. Bennett, Chairman
                                        Margaret A. McKenna
                                        Denis J. Taura


                                       13


Performance Graph

         The Company is subject to Securities and Exchange Commission rules which require all public companies to present a graph in their annual proxy statement comparing the public company's cumulative total shareholder return with a broad equity market index and either a published industry index or an index of peer companies. The following graph compares the cumulative total shareholder return on the Company's Common Stock with the S&P 500 Composite Stock Price Index and the S&P Retail Stores Composite Index, for the period from July 22, 1994 (the date on which the Common Stock became registered under the Exchange Act) through February 3, 1996, assuming an initial investment of $100 and the reinvestment of all dividends.



                     Comparison of Cumulative Total Returns






                   7/22/94   10/31/94   1/27/95   4/28/95   7/31/95   10/31/95   2/2/96
Best Products       $100       $ 92      $ 76      $ 87      $101      $ 64       $ 55
S&P 500             $100       $105      $105      $115      $126      $131       $144
S&P Retail Stores   $100       $101      $ 96      $99       $111      $ 98       $105


Employment and Other Agreements

          Stewart M. Kasen. The Company and Mr. Kasen entered into the Severance Agreement setting forth the terms, which are summarized below, under which Mr. Kasen's employment with the Company would terminate. The Severance Agreement superseded most of the provisions of Mr. Kasen's employment agreement with the Company dated August 13, 1992, as amended. Pursuant to the Severance Agreement, Mr. Kasen continued to serve as Chairman, President and Chief Executive Officer of the Company until April 23, 1996 and is entitled to receive a base salary at his annual rate of $575,000 through July 31, 1996. Mr. Kasen is also entitled to
(i) a severance payment previously provided under the employment agreement equal to $287,500, representing six months of his base salary, (ii) a pro rata portion of the target bonus previously provided for under the employment agreement (i.e., 50% of his base salary prorated for that portion of the current fiscal period ending on July 31, 1996) and (iii) the sum of $1,000,000, which sum was


                                       14


in lieu of any entitlement he might otherwise have had under the terms of his employment agreement to a percentage of the increase in the equity value of the Company's Common Stock (including any entitlement to the alternative minimum payment of $1,000,000 otherwise required under certain circumstances pursuant to the employment agreement). The Company deposited into a trust the payments described in the preceding sentence. The payments were discounted by the expected earnings on the trust amounts through July 31, 1996. Under the terms of the Severance Agreement, Mr. Kasen was entitled to receive the amounts held in trust upon the earlier of July 31, 1996 or the termination of his employment, unless Mr. Kasen's employment was terminated for cause prior to July 31, 1996, in which case his entitlement to the trust amounts would have been forfeited as would his right to receive the unpaid portion of his base salary. The trust amounts were distributed to Mr. Kasen following his termination on April 23, 1996.

          Pursuant to the Severance Agreement, the Company has purchased all 233,530 shares of Common Stock which Mr. Kasen held under the Stock Purchase Loan Plan. The purchase price was $4.1875 per share (the closing price on the effective date of the Severance Agreement) and was paid through the cancellation of outstanding principal of and accrued interest on the loans incurred by Mr. Kasen to purchase such shares. The remaining $774,520 of outstanding principal and accrued interest was eliminated through reduction of the original purchase price of certain of the shares and cancellation of the remaining indebtedness. The Company has also paid Mr. Kasen $606,057 representing the estimated amount of Mr. Kasen's income and employment tax liability incurred as a result of the elimination of the remaining loan principal and interest. The Severance Agreement provides for adjustment of this amount upon determination of his actual tax liability.

          Under the terms of the Severance Agreement, all of Mr. Kasen's options were forfeited as of February 2, 1996 and Mr. Kasen waived any claim he may have to benefits under the Executive Retirement Plan. Mr. Kasen is entitled to continued or comparable coverage under the Company's medical, dental and disability plans for a period of twelve months following the termination of his employment. Mr. Kasen has agreed not to compete in the catalog showroom and jewelry retail industry for a period of twelve months following the termination of his employment.

          Daniel H. Levy. The Company has entered into an employment agreement dated April 23, 1996 with Daniel H. Levy. The term of the employment agreement is for a rolling two-year period. The agreement provides that Mr. Levy will receive a base salary at an annual rate of not less than $650,000 and will be entitled to an incentive bonus in respect of each fiscal year in an amount not to exceed 75% of his base salary earned in such fiscal year. The amount of incentive bonus payable, if any, for any fiscal year will depend upon the Company's financial performance during such year in relation to the performance targeted in the annual business plan (the "Target") approved by the Board of Directors for such year, as follows: (i) if the Company's performance equals 90% of the Target, 25% of his base salary, (ii) if the Company's performance equals the Target, 50% of his base salary and (iii) if the Company's performance equals or exceeds 125% of Target, 75% of his base salary. If the Company's performance falls between any of the aforementioned levels, the amount of incentive bonus will be prorated. Pursuant to the employment agreement, Mr. Levy received a signing bonus of $650,000, a grant of options to purchase 330,000 shares of Common Stock under the Company's 1994 Management Stock Option Plan and a grant of options to purchase 420,000 shares of Common Stock under the Company's 1995 Management Stock Option Plan. One half of the foregoing options were vested upon grant; the other half will vest upon the first to occur of April 23, 1997, the termination of Mr. Levy's employment by the Company without cause or a change of control of the Company. All such options have an exercise price equal to the fair market value of the Common Stock on the date of grant. Except as provided below, in the event Mr. Levy's employment is terminated without cause or Mr. Levy resigns after either a change of control of the Company or the institution of certain bankruptcy or similar proceedings by or against the Company, Mr. Levy will be entitled to either (i) 12 months unmitigated compensation if such termination becomes effective on or before April 23, 1998 or (ii) 24 months unmitigated compensation if such termination becomes effective after such date. The Company has agreed to provide an irrevocable letter of credit or other mutually satisfactory security to secure payment of the foregoing severance benefits through April 23, 1998, and thereafter if Mr. Levy shall deem it warranted by the financial condition of the Company. With respect to any of the severance events described above, Mr. Levy will also be entitled to (i) continued coverage under the Company's medical, dental, life insurance and total disability benefit plans or arrangements for a period of 24 months, subject to mitigation to the extent substantially similar benefits are provided by any







                                       15


successor employer and (ii) a pro rata portion of his target bonus amount. Mr. Levy has agreed, for a period of 12 months following termination of his employment, not to compete in the catalog showroom and jewelry retail industry or any other business of a type that constitutes a substantial portion of the Company's business at the time his employment terminates, provided the Company is not in default of its obligations under the agreement and provided that Mr. Levy will be relieved of his obligation not to compete following a termination of his employment by the Company without cause if he agrees that certain of his severance benefits will be subject to mitigation by amounts received by Mr. Levy from a successor employer. For purposes of Mr. Levy's employment agreement, "change of control" has the same meaning as in the Stock Purchase Loan Plan. See "-- Stock Purchase Loan Plan."

          Certain Other Employment Agreements. The Company has employment agreements, which are summarized below, with each of its executive officers named in the Summary Compensation Table, other than Mr. Kasen (whose Severance Agreement is described above). The purpose of such agreements is to provide the Company with continuity of management by providing these officers with appropriate assurances of employment security sufficient to allow them to concentrate on their duties for the Company without distraction. The agreements currently expire June 14, 1997, with automatic extensions for 12-month periods unless the Company gives 90 days prior written notice of termination. The levels of salary, other compensation and the formula upon which bonuses are calculated for such officers will be no less favorable to the officers than those in effect on June 14, 1994. In the event that (i) the officer's employment is terminated without cause, (ii) the Company gives notice that the officer's employment agreement will not be renewed or (iii) the officer resigns for good reason (including a material adverse change in the terms or conditions of the officer's employment) within specified periods following a "change of control," such officer will be entitled to 18 months' lump sum unmitigated compensation, plus a pro rata portion of such officer's target bonus amount and six months' mitigated compensation (i.e., compensation reduced by the amount of any compensation received from new employment) commencing upon the end of the applicable unmitigated compensation period. With respect to all such severance events, medical insurance will be continued and paid by the Company until the earlier of the officer's coverage through other employment or the end of the severance pay period. In the event of a change of control, the Company will increase any payments or benefits to the officer under the employment agreement, the stock option plans, the Stock Purchase Loan Plan, the Executive Retirement Plan or any other Company program, as necessary to cover any excise taxes for which the officer may become liable by reason of such payments or benefits plus any excise and income taxes for which the officer becomes liable by reason of such increase. Each such officer has agreed not to compete in the catalog showroom retail industry following termination of his employment for a period equal to the lesser of 12 months or the number of months during which the officer receives severance pay. For purposes of these agreements, "change of control" has the same meaning as in the Stock Purchase Loan Plan. See "-- Stock Purchase Loan Plan."

          Each such executive officer will also be entitled to an officer incentive bonus in respect of each fiscal year in an amount not to exceed a percentage of his or her base salary earned in such fiscal year. The amount of officer incentive bonus payable, if any, for any fiscal year will depend upon the Company's financial performance during such year in relation to the Target, as follows: (i) if the Company's performance equals 90% of the Target, 20% of the officer's base salary, (ii) if the Company's performance equals the Target, 40% of the officer's base salary and (iii) if the Company's performance equals or exceeds 125% of the Target, 60% of the officer's base salary. If the Company's performance falls between any of the aforesaid levels, the amount of officer incentive bonus will be prorated.






                                       16



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Transactions Related to the Chapter 11 Case

          The Company has been a party to various transactions related to the Company's case commenced in January 1991, under Chapter 11 of the Bankruptcy Code (the "Chapter 11 Case"). Pursuant to the Plan of Reorganization, the Company emerged from the Chapter 11 Case on the Plan Effective Date. Certain of these transactions have involved persons who on the Plan Effective Date held five percent or more of the outstanding Common Stock, as described below.
Each such transaction and settlement was negotiated at arms' length.

          In respect of claims by Chemical Bank and Metropolitan Life Insurance Company ("MetLife") against the Company in the Chapter 11 Case, and pursuant to the Plan of Reorganization, Chemical Bank and MetLife were issued on the Plan Effective Date 9,643,048 and 1,900,000 shares of Common Stock, respectively, plus warrants exercisable until December 12, 1998 to purchase an additional 910,225 and 750,359 shares, respectively, at a price per share of $8.27.

          Under certain circumstances, the Company may be required by the Plan of Reorganization to issue contingent warrants for the purchase of Common Stock to certain persons, including Chemical Bank and MetLife. The Company currently believes no such contingent warrants will be required to be issued. Assuming it were necessary to issue contingent warrants, the contingent warrants would (i) be exercisable until June 14, 1998, (ii) have exercise price(s) set at a 20% premium over the then current market price(s) of the Common Stock and (iii) entitle the holders thereof, in the aggregate, to purchase a number of shares determined pursuant to a formula which under the Black-Scholes model for value calculation would provide the holders with contingent warrants having a formulated value of $276 for each $1,000 of the relevant allowed amounts of the holders' claims in the Chapter 11 Case in excess of $344.6 million.

          On the Plan Effective Date, the Company entered into a Shelf Registration Rights Agreement with each of Chemical Bank and MetLife. Under the terms of this agreement, the Company is obligated to use reasonable commercial efforts to file and cause to be declared effective a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), for the offering on a continuous or delayed basis of their shares of Common Stock, subject to customary terms. The Company is obligated to use reasonable commercial efforts to keep such registration continuously effective for at least two years. On November 2, 1994, MetLife waived its rights as a party under such agreement. Pursuant to the Shelf Registration Rights Agreement, the Company has filed a registration statement which, as of the date hereof, has not yet been declared effective by the Securities and Exchange Commission. On the Plan Effective Date, the Company also entered into a second registration rights agreement with Chemical Bank under which Chemical Bank may, at any time following the expiration of the Shelf Registration Rights Agreement and on or before June 14, 1999, subject to customary conditions, request up to two registrations under the Securities Act for the offer and sale of any Common Stock which was issued to Chemical Bank on the Plan Effective Date or pursuant to the warrants described above.

          Pursuant to the Plan of Reorganization, on the Plan Effective Date the Company entered into an agreement (the "Shareholder Agreement") with Chemical Bank under which the Company may not, without Chemical Bank's prior written consent, (i) issue shares of preferred stock having voting rights other than those required by law, (ii) adopt a shareholder rights plan, (iii) amend the Company's Restated Articles of Incorporation (the "Articles") so as to elect to be governed by the "affiliated transactions" or "control share acquisitions" provisions of the Virginia Stock Corporation Act, or (iv) amend the Articles to change the percentage of outstanding Common Stock required to amend the Bylaws, remove directors or call a special meeting of shareholders. The Shareholder Agreement also provides, among other things, that (i) Chemical Bank has the right to designate an observer to attend meetings of the Company's Board of Directors and (ii) in the event of certain vacancies on the Board of Directors, the Company will retain a nationally recognized executive search firm to identify individuals from among whom the Board of Directors will select a replacement nominee. The Shareholder Agreement will terminate upon the earlier


                                       17




to occur of June 14, 1999 (the fifth anniversary of the Plan Effective Date) and the first date on which Chemical Bank beneficially owns less than 10% of the then outstanding Common Stock. Chemical Bank's rights under the Shareholder Agreement are not assignable except to Chemical Bank's parent or certain wholly-owned subsidiaries of such parent. Chemical Bank has agreed to preserve the confidentiality of all materials and information received by it pursuant to the Shareholder Agreement.

Other

     The CIT Group/Business Credit, Inc. ("CIT"), a subsidiary of The CIT Group Holdings, Inc. ("CIT Holdings"), is a lender, and serves as agent for the lenders, under the Company's $300 million revolving credit facility dated as of February 7, 1996 (the "Credit Facility"). Approximately 20% of the equity interest in CIT Holdings is held by a subsidiary of The Chase Manhattan Corporation, the parent company of Chemical Bank. As the letter of credit issuer under the Credit Facility, Chemical Bank issues import and standby letters of credit and creates acceptances to facilitate the Company's importing of merchandise. Under the terms of the Credit Facility and related agreements, the Company has agreed to pay to CIT, as agent for the lenders, (i) a commitment fee equal to .5% per annum of the unused portion of the line and (ii) 1.5% per annum on the average daily exposure on outstanding letters of credit and acceptances. As of June 24, 1996, the Company has paid to CIT, for its own account and the account of the other lenders, aggregate fees (including commitment fees, agency fees, closing and syndication fees and letter of credit and acceptance fees) of less than 250 basis points on the total facility commitment. The largest amount of outstanding borrowings by the Company under the Credit Facility was $51.9 million through June 24, 1996. Interest rates on such borrowings ranged from 8.44% to 9.50%. The Credit Facility is secured by a lien on all otherwise unencumbered assets of the Company, including inventory and general intangibles. The Credit Facility and related agreements were negotiated in the ordinary course of business on terms which the Company believes are no more or less favorable to the Company than if entered into with unaffiliated parties.

     Pursuant to the Plan of Reorganization, the Company and MetLife entered into an Amended and Restated Loan Agreement dated June 14, 1994 (the "MetLife Agreement") evidencing the Company's obligations in respect of MetLife's secured claims in the Chapter 11 Case. On February 7, 1996, the Company paid MetLife a fee of $500,000 and made a $6.5 million principal prepayment in connection with an amendment to the MetLife Agreement. As of June 24, 1996, the outstanding principal under the MetLife Agreement was $117.8 million. The terms of the MetLife Agreement provide for interest on the loans at 8% per annum, mandatory annual principal payments beginning in 1997 and final maturity of the loans on February 10, 2004. The loans are secured by liens on the Company's leasehold and fee interests in certain stores, the Company's headquarters and two distribution centers. The terms of the MetLife Agreement were negotiated during the Chapter 11 Case and approved as part of the Plan of Reorganization.

     Wheat First Butcher Singer Inc. performs services for the Company from time to time in the ordinary course of business, including investment banking services. Mr. Wishnack is a director of the Company and Chairman and Chief Executive Officer of Wheat First Butcher Singer Inc.

     Most of the Company's executive officers participate in the Stock Purchase Loan Plan and have received loans from the Company under such plan for the purpose of acquiring or holding shares of Common Stock. See "EXECUTIVE COMPENSATION -- Stock Purchase Loan Plan."






                                       18

                            OTHER EXECUTIVE OFFICERS

     In addition to Daniel H. Levy, the following persons are executive officers of the Company:

Joe Bernstein, 64, has been Senior Vice President-Jewelry of the Company since February 1992. Mr. Bernstein served as Senior Vice President of Kay Jewelers, Inc. from 1983 to 1990.

W. Edward Clingman, Jr., 43, has been Senior Vice President, General Counsel and Secretary since June 1996. From March 1993 to June 1996, Mr. Clingman served as Vice President-General Counsel and Secretary. Prior to his employment with the Company, he was a partner of the law firm of McGuire, Woods, Battle & Boothe, L.L.P.

C. Grant Cottingham, 57, has been Senior Vice President-Stores since June 1996. Prior to June 1996, Mr. Cottingham served as a Vice President of Sales.

Sharyn P. Hunt, 37, has served as Vice President and Controller since October 1994 and as Assistant Secretary since January 1994. Prior to October 1994, Ms. Hunt served as Director of Property Administration (from January 1994 to October
1994) and in various director positions in the finance and accounting areas (from June 1990 to January 1994).

Mark E. James, 47, has been Senior Vice President-Marketing and Advertising since March 1992. From 1988 to 1992, Mr. James served as Vice President of Marketing and Advertising of Builders Square, a building supply and home improvement chain which is a division of Kmart Corp.

C. John Kistel, Jr., 46, has been Senior Vice President-Home Furnishings since July 1991. Mr. Kistel served as Senior Vice President and General Merchandise Manager of Weinstock's, a Sacramento-based department store chain, from 1990 to 1991.

Frederick G. Kraegel, 48, has been Senior Vice President and Chief Financial Officer since March 1991, and also served as Treasurer from March 1994 until May 1994.

Wayne T. Tennent, 50, has been Senior Vice President-Human Resources since June 1996. From June 1992 to June 1996, Mr. Tennent served as Vice President-Human Resources. Prior to June 1992, Mr. Tennent served as Vice
President-Administration. At various times he has also served as Assistant Secretary.


                                 OTHER BUSINESS

     The Board of Directors knows of no other matters which are to be presented for action at the meeting; however, if any other matters are properly brought before the meeting, or any adjournment thereof, the persons named in the accompanying proxy or their substitutes will vote such proxy in accordance with their best judgment.






                                       19


                             ADDITIONAL INFORMATION


Voting Requirements

     Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Action on a matter submitted to the shareholders will be approved if the votes cast in favor of the action exceed the votes cast opposing the action, except that the seven nominees receiving the greatest number of votes cast for the election of directors will be selected. Shares for which the holder has elected to abstain or the proxies' authority to vote has been withheld (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken with respect to a matter. A "broker non-vote" is a vote withheld by a broker on a particular matter in accordance with stock exchange regulations because the broker has not received instructions from the customer for whose account the shares are held.
Shareholder Proposals for Inclusion in the Proxy Statement

     Shareholder proposals must be received at the Company's principal executive offices (1400 Best Plaza, Richmond, Virginia 23227) on or before January 3, 1997 in order to be considered for inclusion in the Proxy Statement for the 1997 Annual Meeting of Shareholders. Any such proposal must meet the applicable requirements of the Exchange Act and the rules and regulations thereunder.

Other Shareholder Proposals and Nominations

     The Company's Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual or special meeting or to bring other business before an annual meeting (other than business which the shareholder has sought to have included in the Company's proxy statement for such meeting). The Chairman of the meeting may refuse to recognize the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to the Company's Bylaws, a copy of which may be obtained, without charge, upon written request to the Secretary of the Company at the address shown below.

     A shareholder who desires to nominate a director for election at a meeting of shareholders must give timely written notice thereof to the Company and be a shareholder of record both at the time such notice is given and on the record date for the meeting. To be timely, a shareholder's notice must be received (i) in the case of an annual meeting, in March of the year in which the meeting will be held if the meeting date is in June, otherwise not less than 60 days before the annual meeting; or (ii) in the case of a special meeting called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the special meeting is first given to shareholders. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and each person whom the shareholder wishes to nominate for election as a director. The notice must be accompanied by the written consent of each proposed nominee to serve as a director if elected and a statement by such nominee that the information about him contained in the notice is correct.

     A shareholder who desires to bring any other business before an annual meeting (other than business which the shareholder has sought to have included in the Company's proxy statement for such meeting) must give timely written notice thereof to the Company and be a shareholder of record both at the time such notice is given and on the record date for the meeting. To be timely, a shareholder's notice must be received in March of the year in which the meeting will be held if the meeting date is in June; otherwise, such notice must be received not less than 60 days before the meeting. The notice must set forth a brief description of the business desired to be brought before the meeting


                                       20



(including the complete text of any resolutions to be presented) and the reasons for wanting to conduct such business as well as certain information concerning the shareholder proposing such business.

     The notices described above must be given at the Company's principal executive offices (1400 Best Plaza, Richmond, Virginia 23227), either by personal delivery to the Secretary or an Assistant Secretary of the Company or by first class United States mail, postage prepaid, addressed to the Secretary of the Company.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Such officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for fiscal 1995, the Company believes that all of its executive officers, directors and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 1995 except that Donald D. Bennett filed late two required monthly reports covering two transactions and Marshall B. Wishnack filed late an end of year report showing a change in the form of his beneficial ownership resulting from a transfer of shares into a family trust and an initial statement of ownership for such trust. Independent Auditors

     The Board of Directors, upon the recommendation of its Audit Committee, has selected KPMG Peat Marwick LLP as independent auditors to audit and report upon the financial statements of the Company for the fiscal year ending February 1, 1997. KPMG Peat Marwick LLP has served as independent auditors for the Company since 1984. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting for the purpose of making a statement if he or she desires to do so and to be available to respond to appropriate questions from shareholders.

Solicitation of Proxies

     The cost of soliciting proxies is being paid by the Company. In addition to solicitation by mail, officers and other associates of the Company, at no additional compensation, may request the return of proxies by personal conversations or by telephone, telecopy or telegraph. It is also expected that, for a fee of $10,000 plus reimbursement of certain expenses, additional solicitation will be made by personal interview, telephone, telecopy and telegraph under the direction of the proxy solicitation firm of Georgeson & Co., Inc.


                              By Order of the Board of Directors



                              W. Edward Clingman, Jr.
                              Senior Vice President, General Counsel
                                 and Secretary



July 12, 1996


                                       21



                             BEST PRODUCTS CO., INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned,  revoking all previous proxies, hereby appoints Daniel
H. Levy, Frederick G. Kraegel and W. Edward Clingman, Jr., and each of them, proxies with full power of substitution to represent the undersigned at the Annual Meeting of Shareholders of Best Products Co., Inc. (the "Company") to be held on August 22, 1996, and to vote, as directed on the reverse side, all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present.

         The undersigned acknowledges receipt of the Notice of the Annual Meeting and of the Proxy Statement attached thereto.

           CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SEE REVERSE SIDE





(X)Please mark votes as in this example.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of the nominees named in Proposal 1.

          1.   ELECTION OF DIRECTORS.
         Nominees:  Daniel H. Levy, Donald D. Bennett,  Margaret A. McKenna,
                    Robert E. Northam, Robert A. O'Connell, Denis J. Taura, Marshall B. Wishnack.

                   (    ) FOR      (    ) WITHHELD

         ( ) FOR all nominees except as noted.
(Instruction: To withhold authority to vote for any of the individual nominees write the nominee's name above.)

         2. In their Discretion, the proxies are authorized to vote upon such other business as they properly come before the meeting.



         (  ) MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT


                                     Please sign exactly as name at left,  if
                                     shares  are held by two or more  persons
                                     as joint  tenants,  any of such  persons
                                     may  sign.  When  signing  as  attorney,
                                     exectutor,    administrator,     trustee
                                     guardian, etc., give full title as such.
                                     If a  coporation,  please  sign  in full
                                     corporate  name by  President  or  other
                                     authorized  officer.  If a  partnership,
                                     please  sign  in  partnership   name  by
                                     authorized person.

Please mark,  sign,  date and        Signature: _______________ Date: ________
return the proxy using the
enclosed envelope.                   Signature: _______________ Date: ________